IMMS, Inc.
660 Newport Center Drive, Suite 720
Newport Beach, CA 92660

Mr. Rick Toth, Manager
Scott Calvin Racing
28411 Black Oak Rd.
Moreno Valley, Ca. 92555

Gentlemen,

This letter will serve to memorialize and confirm our agreement with regard to the use by IMMS, Inc. of a portion of your building, specifically the building located at 28411 Black Oak Rd. Moreno Valley, Ca. 92555 during the year 2006.

This will confirm as follows:

1) IMMS, Inc. used your building to garage its racecars at various times during the calendar 2006.

2) In consideration for the use of your building for the calendar year 2006, IMMS, Inc. agreed to and did provide advertising services to you by exhibiting your "Scott Calvin Racing/Auto Fine Trim" logo on our racecars and on the uniforms worn by our drivers and crew at the racetrack at no less than 8 race events.

3) We agreed that the value of the use of your facility was $1,000 per month and that the value of the advertising services IMMS, Inc. provided had a value of $12,000 during the calendar year 2006.

If the above sets forth your understanding of our agreement, please indicate so by executing a copy of this letter in the space provided below, and returning same to the above address.

Very truly yours,

IMMS, INC

By: ______________________
Kevin P. O'Connell, CEO

Agreed to this 30th day of April, 2007

____
Scott Calvin Racing by Rick Toth --Manager